UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

January 22, 2009
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On January 22, 2009, the Board of Directors of Griffin Land & Nurseries, Inc. (“Griffin” or the “Registrant”) determined that Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, will shut down its farm in Quincy, Florida by the end of this year. In September, Griffin’s Board of Directors determined to significantly reduce production at Imperial’s Quincy, Florida farm as reported in a Current Report on Form 8-K filed on September 18, 2008.  The Board has now determined that continuing to operate the Quincy, Florida farm would not be economically feasible. Imperial will continue to operate its farm in Granby, Connecticut.

The shutdown of the Florida farm reflects the difficulties that facility has encountered as a result of its significant distance from most of Imperial’s major markets, which are located in the mid-Atlantic area and the northeastern United States.  Imperial has been unable to develop sufficient volume in more southern markets to reduce its dependence on shipping Florida grown product substantial distances.  The shutdown of the Quincy, Florida farm will enable Imperial to focus more as a regional grower with most of its major markets within close proximity of its Connecticut farm.  Imperial expects to sell its remaining inventories on its Quincy, Florida farm this year.

The Registrant will record a significant restructuring charge, estimated to be between $8.3 and $9.3 million pretax, to its operating results in the 2008 fourth quarter as a result of these decisions.  Because the majority of this charge reflects the expected disposition of inventories below their carrying values at the time of sale, Griffin expects the closing of the Florida farm to result in some positive cash flow.  At this time, the Registrant is unable to make a determination as to the total amount to be incurred or the amounts to be incurred for each major type of cost in connection with this action.  The Registrant will file an amended Current Report or Reports as and when it determines such amounts.

A copy of Griffin’s January 23, 2009 press release announcing this decision is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At the January 22, 2009 meeting of the Board of Directors of Griffin, Albert H. Small, Jr. was elected to Griffin’s Board of Directors to replace a director who passed away last year.  The Board has determined that Mr. Small, Jr. qualifies as an “independent” director under Nasdaq rules and has appointed Mr. Small, Jr. to Griffin’s Audit Committee.  As a result of the election of Mr. Small, Jr., Griffin has regained compliance with Nasdaq’s independent director requirements (Marketplace Rule 4350(c)(1)) and audit committee composition requirements (Marketplace Rule 4350(d)(2)(A)).  Upon his election to Griffin’s Board of Directors, Mr. Small, Jr. was granted an option to purchase 1,749 shares of Griffin common stock in accordance with the terms of the Griffin Land & Nurseries, Inc. 1997 Stock Option Plan, as amended.

A copy of Griffin’s January 23, 2009 press release announcing the election of Mr. Small, Jr. is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events

On January 23, 2009, the Registrant issued a press release announcing that its Board of Directors had declared a quarterly cash dividend on its common stock of $0.10 per share.  The dividend will be payable on March 5, 2009 to stockholders of record as of the close of business on February 23, 2009.

A copy of Griffin’s January 23, 2009 press release announcing the dividend declaration is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1:  Registrant's January 23, 2009 Press Release (attached hereto).

Forward-Looking Statements:
This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those statements regarding the operation of Imperial’s Connecticut farm, the timing of the shutdown of Imperial’s Florida farm and the sale of the remaining Florida inventories in 2009.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: January 23, 2009